Exhibit 99.1

Veraz Networks Reports Second Quarter 2009 Financial Results

SAN JOSE, Calif., August 6, 2009 (BUSINESS WIRE)—Veraz Networks, Inc. (NASDAQ:VRAZ), the leading provider of Multimedia Generation Network (MGN) application, control, and bandwidth optimization products, today announced financial results for the second quarter ended June 30, 2009.

“Although our revenues were lower than expected, the shortfall was primarily due to delays in revenue recognition for previously booked switch orders and delays in expected Bandwidth Optimization orders,” said Doug Sabella, Chief Executive Officer of Veraz Networks. “We expect to achieve acceptance for these switch orders and to see improvement in Bandwidth Optimization sales in the third quarter. As we have stated previously, portions of our revenues are from large deals ,which can vary significantly from quarter to quarter. Further, the timing of when these deals will be closed and recognized as revenue can be difficult to predict.”

“Despite the revenue shortfall, our cash and investments grew in the second quarter, and, over the past three quarters, our cash and investments have grown by $1.6 million. In addition, our operating expenses continued to decrease and now are at their lowest level in over two years. Our solid balance sheet and reduced operating expenses reflect our efforts to ensure that we have a scalable cost structure that is appropriate to our global business, and an operating discipline that enables us to tightly manage our working capital in order to return to profitability” said Sabella.

Financial Highlights

•	Revenues were $16.8 million, a 20% decrease over the preceding quarter and a 3% increase over the second quarter of 2008

•	Gross margin was 54%, as compared to 58% for the preceding quarter and 44% for the second quarter of 2008

•	Operating expenses were $12.9 million, an 11% decrease over the preceding quarter and a 35% decrease over the second quarter of 2008

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On a GAAP basis, net loss was $(2.9 million), or $(0.07) loss per share which was approximately the same as the net loss and loss per share reported for the preceding quarter, and an improvement over the loss of $(11.6 million) or $(0.28) loss per share reported in the second quarter of 2008.

•

On a non-GAAP basis, net loss was $(1.9 million), or $(0.04) loss per share which was approximately the same as the net loss and loss per share reported for the preceding quarter, and an improvement over the loss of $(8.3 million) or $(0.20) loss per share reported in the second quarter of 2008.

Recent Highlights

•	Executed sizable agreements with two U.S. based Tier 1 operators for deployment of the ControlSwitch and I-Gate 4000 family of bandwidth optimization products in Latin America.

•	Announced deployment of the I-Gate 4000 EDGE SIP Gateway with 013 NetVision.

•	Announced deployment of the I-Gate 4000 EDGE Media Gateway with IDEA Cellular for MSC Interconnection.

Financial Guidance

Veraz projects revenues for the third quarter of 2009 to be in the range of $20 million to $22 million and a net loss of $(2.0 million to 1.0 million) or $(0.05 to 0.02) loss per share, and on a non GAAP basis, a net loss of $(1.0 million) to breakeven, or $(0.02) loss per share to $0.00 per share, after exclusion of approximately $1.1 million in non-GAAP expenses related to stock-based compensation.

“In summary, we are optimistic that both Q3 and Q4 will show substantial improvement as a result of both expansions from existing customers and new customer wins,” said Sabella. “We have a strong cash position, no debt and an overall healthy balance sheet. These strengths, combined with a very competitive product line, give us confidence that we will resume a solid growth trajectory.”

Conference Call Information

Veraz will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) this afternoon to discuss the results.

For parties in the United States and Canada, call 1-800-860-2442 to access the conference call. International parties can access the call at +1-412-858-4600.

Veraz will offer a live webcast of the conference call, which will also include forward-looking information. The webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 1-877-344-7529 and enter passcode 60000#. International parties should call +1-412-317-0088 and enter passcode 60000#. In addition, Veraz’s press release will be distributed via Business Wire and posted on the Veraz website before the conference call begins.

About Veraz Networks, Inc. (NASDAQ: VRAZ)

Veraz Networks, Inc. (NASDAQ: VRAZ) is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Veraz Networks makes it possible for fixed and mobile service providers to create, manage and transport application sessions cost-effectively and securely across TDM and IP networks. Service providers worldwide use the Veraz MGN portfolio to extend their existing legacy applications to new all-IP based networks, rapidly add customized services that drive revenue, and lower the cost of session transport. The Veraz MGN architecture separates the control, media, and application layers while unifying management of the network, enabling any application to run over any network while optimizing session control and transport. Wireline and wireless service providers in more than 60 countries have deployed products from the Veraz

MGN portfolio, which includes the ControlSwitch™, Network-adaptive Border Controller, I-Gate 4000 Media Gateways, I-Gate 4000 Session Bandwidth Optimizer, I-Gate 4000 SIP Gateway, VerazView Management System, and a set of prepackaged applications. For more information please visit www.veraznetworks.com.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of the SEC Regulation G. Veraz believes that presenting non-GAAP net (loss) income and non-GAAP net (loss) income allocable to common stockholders is useful to investors, because it describes the operating performance of Veraz. Veraz management uses these non-GAAP measures as important indicators of the company’s past performance and in planning and forecasting performance in future periods. The non-GAAP financial information Veraz presents may not be comparable to similarly-titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP. Investors are encouraged to review the reconciliation of non-GAAP financial measures to GAAP financial measures included elsewhere in this press release.

In respect of the foregoing, Veraz provides the following supplemental information to provide additional context for the use and consideration of the non-GAAP financial measures used elsewhere in this press release:

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Stock-based compensation. These expenses consist of expenses for employee stock options, restricted stock units and employee stock purchases under SFAS 123®. Veraz excludes stock-based compensation expenses from our non-GAAP measures primarily because they are non-cash expenses. As Veraz applies SFAS 123®, it believes that it is useful to its investors to understand the impact of the application of SFAS 123® to its operational performance, liquidity and its ability to invest in research and development and fund acquisitions and capital expenditures. While stock-based compensation expense calculated in accordance with SFAS 123® constitutes an ongoing and recurring expense, such expense is excluded from non-GAAP results because it is not an expense that typically requires or will require cash settlement by Veraz and because such expense is not used by management to assess the core profitability of our business operations. Veraz further believes these measures are useful to investors in that they allow for greater transparency to certain line items in our financial statements. In addition, excluding this item from various non-GAAP measures facilitates comparisons to our competitors’ operating results.

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SEC investigation expense. Due to the generally nonrecurring nature and magnitude of expense associated with the SEC investigation, Veraz excludes such expenses from its non-GAAP measures primarily because they are not indicative of ongoing operating results. Further, excluding this item from non-GAAP measures facilitates management’s internal comparisons to our historical operating results

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to statements related to our expected financial results for the third and fourth quarter of 2009, the expected revenues, net loss and gross margins for Veraz, expected acceptance of switch orders and improvement in Bandwidth Optimization sales and expected expansions from existing customers and new customer wins and other risks and uncertainties described more fully in our documents filed with or furnished to the SEC. More information about these and other risks that may impact Veraz’ business is set forth in the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as filed with the SEC. These filings are available on a website maintained by the SEC at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

A copy of this press release can be found on the investor relations page of Veraz’ website at www.veraznetworks.com.

Veraz Networks, Veraz, and ControlSwitch are registered trademarks of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Investor Relations:

MBS Value Partners

Ron Vidal, 212-750-5800

ron.vidal@mbsvalue.com

or

Press:

Veraz Networks, Inc.

Dawn Hogh, 408-750-9533

dhogh@veraznet.com

or

Vantage Communications

Ilene Adler, 415-984-1970 ext 102

iadler@pr-vantage.com

VERAZ NETWORKS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$19,762	$35,388
Restricted cash	606	604
Short-term investments	16,156	2,650
Accounts receivable, net	30,491	31,666
Inventories	9,816	12,284
Prepaid expenses	2,134	2,097
Deferred tax assets	912	945
Other current assets	3,069	3,674
Due from related parties	722	912

Total current assets	83,668	90,220
Property and equipment, net	3,976	4,635
Other assets	975	345

Total assets	$88,619	$95,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,024	$5,671
Accrued expenses	11,809	13,204
Income tax payable	942	354
Deferred revenue	16,438	17,177
Due to related parties	2,827	6,670

Total current liabilities	39,040	43,076

Stockholders’ equity:
Common stock and additional paid-in-capital	131,315	129,078
Deferred stock-based compensation	—	(32)
Accumulated other comprehensive income	1,387	268
Accumulated deficit	(83,123)	(77,190)

Total stockholders’ equity	49,579	52,124

Total liabilities and stockholders’ equity	$88,619	$95,200

VERAZ NETWORKS, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
IP Products	$9,955	$9,696	$23,005	$30,440
DCME Products	710	1,239	1,908	2,815
Services	6,155	5,332	12,858	10,895

Total revenues	16,820	16,267	37,771	44,150

Cost of Revenues:
IP Products	4,517	4,775	9,951	13,183
DCME Products	245	495	732	1,080
Services	2,961	3,896	5,849	7,834

Total cost of revenues	7,723	9,166	16,532	22,097

Gross profit	9,097	7,101	21,239	22,053

Operating Expenses:
Research and development, net	4,343	7,262	9,551	15,135
Sales and marketing	5,637	6,993	12,167	14,799
General and administrative	2,967	5,690	5,775	8,626

Total operating expenses	12,947	19,945	27,493	38,560

Loss from operations	(3,850)	(12,844)	(6,254)	(16,507)
Other income, net	682	651	148	1,287

Loss before income taxes	(3,168)	(12,193)	(6,106)	(15,220)
Income taxes	(243)	(601)	(173)	(534)

Net loss allocable to common stockholders	$(2,925)	$(11,592)	$(5,933)	$(14,686)

Net loss allocable to common stockholders per share - basic and diluted	$(0.07)	$(0.28)	$(0.14)	$(0.35)

Weighted-average shares outstanding used in computing net loss per share — basic and diluted:	43,390	41,998	43,278	41,696

VERAZ NETWORKS, INC AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP results

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reported net loss (GAAP basis)	$(2,925)	$(11,592)	$(5,933)	$(14,686)

Non-GAAP adjustment
Stock based compensation (1)	1,052	1,223	2,204	2,303
SEC informal inquiry matters (2)	—	2,053	—	2,053

Non-GAAP net loss	$(1,873)	$(8,316)	$(3,729)	$(10,330)

Weighted-average shares outstanding used in computing net loss — diluted: (for Non-GAAP)	43,390	41,998	43,278	41,696

Reported net loss per share - basic and diluted (GAAP basis)	$(0.07)	$(0.28)	$(0.14)	$(0.35)
Stock based compensation (1)	0.03	0.03	0.05	$0.05
SEC informal inquiry matters (2)	—	0.05	—	$0.05

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.20)	$(0.09)	$(0.25)

(1) Stock based compensation for the three months and six months ended June 30, 2009 and 2008, was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cost of revenues	$246	$242	$507	$455
Research and development, net	360	413	742	758
Sales and marketing	278	335	582	666
General and administrative	168	233	373	424

	$1,052	$1,223	$2,204	$2,303

(2) Expenses related to SEC inquiry matters for the three and six months ended June 30, 2009 and 2009, was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
General and administrative	$—	$2,053	$—	$2,053